Putnam Money Market Fund, March 31, 2007, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 		Class A	     70,288
          	Class B	      3,337
          	Class C	        299

72DD2		Class M	        965
          	Class R       3,290
          	Class T	        292

73A1      	Class A	      .0244
          	Class B	      .0219
          	Class C	      .0219

73A2      	Class M	      .0236
          	Class R	      .0219
          	Class T	      .0231

74U1      	Class A   2,988,363
          	Class B     136,803
          	Class C	     14,210

74U2      	Class M	     40,161
          	Class R     153,994
          	Class T	     13,712

74V1      	Class A	     1.0000
          	Class B	     1.0000
		Class C	     1.0000

74V2		Class M	     1.0000
		Class R	     1.0000
		Class T	     1.0000




61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.